Exhibit 10.10

                                                  ☐      Participant’s Copy
                                                  ☐      Company’s Copy

COSTAR GROUP, INC.
FORM OF RESTRICTED STOCK AGREEMENT
2007 STOCK INCENTIVE PLAN
FRENCH SUB-PLAN

To:  «Name»

CoStar Group, Inc. (the “Company”) has granted you an award of Restricted Stock under the French Sub-Plan (the “French Sub-Plan”) of the CoStar Group, Inc. 2007 Stock Incentive Plan (the “US Plan”), as amended from time to time (together, the “Plan”), on the terms and conditions set forth below.  This grant of Restricted Stock is intended to qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (“French-Qualified Restricted Stock”).  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed in the French Sub-Plan.

1.  Grant of Restricted Stock.  The Company hereby grants to you the right (the “Stock Grant”) to receive [_________ (______)] shares (the “Shares”) of common shares of the Company (the “Common Shares”) free of charge, subject to the terms and conditions set forth below.  The Date of Grant is [_________, 20__] (the “Date of Grant”).

2.  Governing Plan.  This Stock Grant is subject in all respects to the applicable provisions of the Plan, a copy of the current form of which is attached, except as otherwise noted.  By signing this agreement (the “Agreement”), you acknowledge that you have received and read the Plan.  This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions.  All capitalized terms not defined by this Agreement have the meanings given in the Plan.  Whenever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

3.  Vesting.  The schedule on which the Shares shall become non-forfeitable and vested is as follows:

a.	[Insert Vesting Schedule];
.
b.
Notwithstanding anything to the contrary in the Plan, you will not have any rights to dividends nor voting rights with respect to unvested Shares.  With respect to vested Shares, subject to the provisions of the Plan and this Agreement, you shall have all of the powers, preferences, and rights of a holder of Common Shares, including the right to vote the Shares and the right to dividends and other distributions, if any.  You agree and understand that nothing contained in this Agreement provides, or is intended to provide, you any protection against potential future dilution of your stockholder interest in the Company for any reason, except as otherwise stated within the Plan.  Any stock dividends paid in respect of any vested portion of the Shares will be subject to the same restrictions and other terms and conditions that apply to all Common Shares for which such stock dividends are issued.

c.
If your service as a [insert title] of [Grecam S.A.S.] [Insert appropriate entity name] is terminated, the Stock Grant shall immediately terminate and be cancelled to the extent it is not vested on the date of your termination, and any Shares subject to this Agreement which have not vested on or before that date shall be forfeited without the payment of any additional consideration.  [For the avoidance of doubt, the foregoing shall be without prejudice to the separate cash payments provided under Section 8 of that certain Grecam – Director’s Remuneration Proposal, among Hugues Kirichian, Claude Ogier and CoStar Limited, dated December 21, 2006, as amended.] [Insert last sentence, if applicable.]

4.  Transfer Restrictions.  You shall not be permitted to sell, transfer, hypothecate, pledge or otherwise dispose of any Restricted Stock:

a.
prior to the expiration of a two-year period running from the applicable Vest Date, or such other period as the Compensation Committee of the Company’s Board of Directors (or other administrator of the Plan, the “Plan Administrator”) informs you is required to comply with the minimum mandatory holding period under Section L. 225-197-1 of the French Commercial Code as amended, as applicable to employees or managing directors of subsidiaries of issuers of French-Qualified Restricted Stock.

This minimum holding period shall be deemed to have been complied with if, as a result of a merger, spin-off, tender-offer, split-off or similar reorganization of the Company, you receive shares in exchange for vested Restricted Stock, and you hold such shares for the unexpired balance of the holding period which was applicable to the Restricted Stock exchanged; and

b.	during any Blackout Period, which shall mean the periods

(i) from the tenth (10th) trading day preceding through the tenth (10th) trading day following the date on which the consolidated accounts or annual corporate accounts of the Company are made public, and from the date on which the governing bodies of the Company have knowledge of information which, if made public, could have a significant impact on the market price of the Common Shares through the tenth (10th) trading day after such information has been made public; or

(ii) or such other black-out periods applicable to the sale of Common Shares of the Company under US insider trading legislation or imposed by the Company.

You may not assign or transfer the Stock Grant to anyone other than by will or the laws of descent and distribution until the Shares become vested in accordance with Section 3 hereof and the Restricted Stock has met the holding period requirement set forth in Section 4. a. above.  Any attempt to sell, transfer, hypothecate, pledge or otherwise dispose of any Restricted Stock or the Stock Grant in violation of this Section 4 shall be null and void.

5.  Procedure for Recording of Stock Grant and Issuance of Certificates for Vested Shares.  This Stock Grant shall be recorded in your name in an account with the Company but Common Shares shall not be issued to, nor title recorded in your name until the Vest Date.  Following the Vest Date, certificates representing Shares which have vested shall be issued in your name provided, that (a) you have complied with any requests for representations under the Plan; (b) the Company has received proof satisfactory to the Company that a person seeking to receive the Shares after your death or disability, if applicable, is authorized and entitled to receive the Shares; and (c) you have satisfied your Withholding Obligations (as defined below). However, for the period during which such Shares shall be subject to transfer restrictions described in Section 4. a. above, the certificates shall remain in the custody of the Company or its transfer agent, or be held in such other manner as the Company may otherwise determine in order to ensure compliance with the minimum holding periods specified above and under applicable French law. Notwithstanding the foregoing, the Company, in its sole discretion, may also use alternatives to issuing physical stock certificates, such as “book entry only” recordation.   At your request, the Plan Administrator shall provide, or shall ensure that the Company or its transfer agent provides, you with written evidence of your ownership of the Shares which have vested.

The Company will round down any fractional Shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding.  If the Stock Grant has not then fully vested, the Company will carry forward the fractional Shares rather than eliminating them.

6.  Death or Disability.

Upon written request from your heirs within six months of your date of death, in a form satisfactory to the Company, the Company shall transfer any vested Restricted Stock, and at the sole discretion of the Plan Administrator to the extent such discretion is permitted by French law for French-Qualified Restricted Stock, any unvested Restricted Stock under this Stock Grant to your heirs, who shall not be required to comply with any further vesting conditions or restrictions on the sale of such Shares, unless compliance is required for French-Qualified Restricted Stock treatment under French law as amended.

In the event you become disabled as defined within the second or third categories of disability defined in Article L341-4 of the French Code of Social Security, the rules set forth in the preceding paragraph with respect to your death shall apply mutatis mutandis as of the date of disability.

7.  Compliance with Securities Laws.  Upon the acquisition of any Shares pursuant to this Agreement, you shall enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or this Agreement.  Nothing herein obligates the Company to register or qualify the Shares pursuant to any French or U.S. federal or state securities laws.

8.  Compliance with Laws.  Notwithstanding any of the other provisions hereof, you agree that the Company will not be obligated to issue any Shares pursuant to this Agreement, if issuing the Shares would violate any provision of any law or regulation of any governmental authority.  Notwithstanding anything to the contrary in Section 5, the certificates representing the Common Shares issued pursuant to this Agreement will be stamped or otherwise imprinted with legends in such form as the Company may require with respect to any applicable restrictions on sale or transfer.

9.  Withholding of Tax and Social Security Contributions.

a.
You understand and agree that the Company has not advised you regarding your income tax or social security contribution liability in connection with the grant or vesting of the Shares.  You understand that you (and not the Company) shall be solely responsible for your own tax and social security contribution liability that may arise as a result of the transactions contemplated by this Agreement.  The grant and vesting of the Shares shall be subject to all applicable income tax and social security contribution withholdings.  The Company may refuse to release the restriction on any Shares to you until you satisfy all applicable tax and social security contribution withholding obligations applicable to you (“Withholding Obligations”).  You acknowledge that the Company has the right, in its discretion, to deduct and retain without notice from shares issuable upon vesting of the Shares (or any portion thereof) or, unless otherwise determined by the Plan Administrator, from director’s fees or other amounts payable to you, shares or cash having a value sufficient to satisfy the Withholding Obligations.

b.
To the extent required by applicable French or U.S. federal, state, or local law, you shall make arrangements satisfactory to the Company in its sole discretion for the satisfaction of any Withholding Obligations that arise by reason of vesting of the Shares or disposition of shares issued as a result of such vesting.  By accepting the Stock Grant, you agree that, unless and to the extent you have otherwise satisfied your Withholding Obligations in a manner permitted or required by the Plan Administrator pursuant to the Plan, the Company is authorized (but not required) to deduct and retain without notice from the Shares in respect of the vested portion of the Shares the whole number of shares (rounding down) having a Fair Market Value on the vesting date or, if not a trading day, the first trading day before the vesting date (as determined by the Company consistent with any applicable tax requirements) sufficient to satisfy the applicable  Withholding Obligations. If the withheld shares are not sufficient to satisfy the Withholding Obligations, you agree to pay to the Company as soon as practicable, by cash or check or, unless otherwise determined by the Plan Administrator, deducted from amounts payable to you, any amount of the Withholding Obligation that is not satisfied by the withholding of  Shares described above.  Furthermore, the Company shall have the right to deduct and withhold any such applicable taxes from, or in respect of, any dividends or other distributions paid on or in respect of the vested Common Shares comprising the Shares.

c.
You are ultimately liable and responsible for all taxes and social security contributions owed by you in connection with the Shares, regardless of any action the Company takes or any transaction pursuant to this Section 9 with respect to any Withholding Obligations that arise in connection with the Shares. The Company makes no representation or undertaking regarding the tax treatment of the grant, issuance, or vesting of the Shares or the subsequent sale of any of the Shares acquired upon vesting of the Shares. The Company does not commit and is under no obligation to structure the Common Shares to reduce or eliminate your tax liability[, and none of the Company or any of its affiliates has any further obligations under the second paragraph of Section 7 of that certain Grecam – Directors’ Remuneration Proposal, among Hugues Kirichian, Claude Ogier and CoStar Limited, dated December 21, 2006].  [Insert last clause, as applicable.]

10.  Extraordinary Corporate Transactions.  You understand and agree that the existence of this Stock Grant will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.  Data Protection. By entering into this Agreement and accepting the Stock Grant, you (a) explicitly and unambiguously consent to the collection, use and transfer outside the European Union, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Stock Grant and the Plan, (b) understand that the Company and [Grecam S.A.S.] [Insert appropriate entity name] may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, nationality, job title, and details of all awards or entitlements to Common Shares granted to you under the Plan or otherwise (“Data”), (c) understand that Data may be transferred to any third parties, including outside the European Union, assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country; (d) authorize the Company, its subsidiaries and its agents to store and transmit such information in electronic form, (e) understand you may, at any time, review the Data, request additional information about the storage and processing of Data, request any necessary amendments to Data, or refuse or withdraw your consent herein, in any case without cost to you, by contacting the Company in writing, and (f) further understand that refusing or withdrawing consent may affect your ability to participate in the Plan.

12.  No Right to Re-appointment.  [Nothing in this Agreement restricts the right of the Company or any of its affiliates to terminate your appointment or fail to reappoint you as a mandataire social at any time, with or without cause.  The termination of your appointment or failure to re-appoint you, whether by the Company or any of its affiliates or otherwise, and regardless of the reason therefore, has the consequences provided for hereunder, under the Plan and under any applicable contractual agreement.]  [Nothing in this Agreement restricts the right of the Company or any of its affiliates to terminate your employment at any time, with or without cause.  The termination of employment, whether by the Company or any of its affiliates or otherwise, and regardless of the reason therefore, has the consequences provided for hereunder, under the Plan and under any applicable employment or severance agreement.]  [Use applicable provision, depending upon grantee’s position.]

13.  Language. If you have received this Agreement or any other document related to the Plan or the Stock Grant translated into a language other than English and if the translated version is different than the English version, the English version will control.

14.  Foreign Currency Exchange Controls. To the extent required by French law, you agree to declare in your personal income tax return all foreign accounts holding shares issued pursuant to this Stock Grant and to declare to the appropriate customs and excise authorities any cash or securities derived from this Stock Grant that you import or export without the use of a financial institution.

15.  Resolution of Disputes.  As a condition of this Stock Grant, you, on behalf of yourself, your heirs, successors and personal representatives (“you and your successors”), agree that any dispute or disagreement which may arise hereunder shall be decided by the Plan Administrator.  You and your successors agree to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator concerning any questions arising under the Plan with respect to the Stock Grant

16.  General.

a.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Stock Grant.  Any prior agreements, commitments or negotiations concerning the Stock Grant are superseded.

b.	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

c.
Any notice you give to the Company must be in writing and either hand-delivered or mailed to the Corporate Secretary of the Company (or to the Chief Financial Officer if either you would receive the notice or the position is vacant).  If mailed, it should be sent by certified mail and be addressed to the foregoing executive at the Company’s then corporate headquarters.  Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company.  You may change the address for notice by like notice to the Company.  Notice will be deemed to have been duly delivered when hand-delivered, or, if mailed, two business days after such notice is postmarked.

d.
In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms hereunder shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

e.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

f.
The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

COSTAR GROUP, INC.

By____________________________________
Name: ___________________________
Title: ____________________________

ACKNOWLEDGMENT

I acknowledge receipt of a copy of the attached Plan.  I represent that I have read and am familiar with the Plan’s terms.  I accept the Stock Grant subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Plan Administrator concerning any questions arising under the Plan with respect to the Stock Grant.

Date:                      ________________                           ________________________________________
Signature of Stock Grantee

No one may sell, transfer, or distribute this Stock Grant or the securities that may be issued in connection with this Stock Grant without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.